UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2007

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena , California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 792-5549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 1, 2007, Mr. Larry Stambaugh (age 60) was appointed Chief Executive Officer and President of Insert Therapeutics, Inc. (“Insert”) and Calando Pharmaceuticals, Inc. (“Calando”), each a majority-owned subsidiary of Arrowhead Research Corporation (the “Company”). Mr. Stambaugh was also elected to the Board of Directors of each Insert and Calando.

Insert and Calando entered into a three-year employment agreement with Mr. Stambaugh, with one year term renewals. Under this agreement, he will be paid a base salary of $400,000 and is eligible to receive an annual bonus of up to 50% of his base salary based on achievement of performance milestones established by the boards of Insert and Calando in consultation with Mr. Stambaugh. Mr. Stambaugh was also promised options to purchase up to 5% of the common stock of each of Insert and Calando, calculated on a fully diluted basis as of the date of grant and at an exercise price of fair market value per share on the date of grant. These options will be granted by the boards of Insert and Calando by resolution. The options will vest monthly over four years with the first tranche vesting on a cliff basis on the six month anniversary of his hire, which will be May 1, 2008. The Company has granted Mr. Stambaugh an option to purchase up to 100,000 shares of Arrowhead Research common stock at $3.87 per share vesting on the same schedule.

If Insert and Calando are combined, as is anticipated, Mr. Stambaugh shall thereafter perform the services described herein on behalf of the merged entity.

If Insert and Calando terminate Mr. Stambaugh’s employment without cause not in connection with a change of control, or if Mr. Stambaugh terminates his employment for good reason not in connection with a change in control, at any time other than during the three months preceding or twelve months following a change in control, Insert and Calando will pay Mr. Stambaugh his base salary earned through the date of termination. If Mr. Stambaugh provides Insert and Calando with a waiver and release of claims no later than forty-five days following his termination, then he will be entitled to receive six months of base salary, twelve months of Insert and Calando payments towards the same portion of his COBRA health insurance premiums as the time of his employment, and if the termination occurs on or before November 1, 2008, immediate accelerated vesting of his options that will bring his total percentage of vested shares to twenty percent.

If Insert or Calando terminate Mr. Stambaugh’s employment without cause in connection with a change in control, or if Mr. Stambaugh terminates his employment for good reason in connection with a change in control, at any time during the three months preceding or the twelve months following a change in control, Insert and Calando will pay Mr. Stambaugh his base salary earned through the date of termination. If Mr. Stambaugh provides Insert and Calando with a waiver and release of claims no later than forty-five days following his termination, then he will be entitled to receive twelve months of base salary, twelve months of Insert and Calando payments towards the same portion of his COBRA health insurance premiums as the time of his employment, and immediate accelerated vesting of 100% of his shares.

From 1993 to 2006, Mr. Stambaugh was Chairman, Chief Executive Officer and President of Maxim Pharmaceuticals, Inc. (“Maxim”) (NASDAQ: MAXM), a biopharmaceutical company dedicated to developing innovative cancer therapeutics. In January 2006, Maxim was acquired by EpiCept Corporation (NASDAQ: EPCT). From January 2006 to the present, Mr. Stambaugh has been engaged in various consulting assignments, primarily for early stage biotech and pharmaceutical companies.

Mr. Stambaugh replaces John Petrovich, who previously served as President and Chief Operating Officer of each of Insert and Calando. Mr. Petrovich was appointed as Executive Vice President of Insert and of Calando, effective November 1, 2007.

Item 9.01	Exhibits

10.1	Employment Agreement between Larry Stambaugh and Insert Therapeutics, Inc. and Calando Pharmaceuticals, Inc.

99.1	Press release dated October 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2007

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Joseph T. Kingsley
Joseph T. Kingsley, President &
Chief Financial Officer